EXHIBIT 6


THIS AGREEMENT is made on 20 December 2002

BETWEEN:

1. REGUS PLC of 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS (registered in England No. 3548821) ("PLC");

2. REGUS MANAGEMENT LIMITED of 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS (registered in England No. 2307313) ("RML");

3. REGUS HOLDINGS (UK) LIMITED of 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS (registered in England No. 4560622) ("Newco"); and

4. REX 2002 LIMITED of 20 Bedfordbury, London WC2N 4BL (registered in England No. 4619936) (the "Purchaser").

WHEREAS:

(A) RML has agreed to sell and the Purchaser has agreed to purchase and pay for the Sale Shares (as defined in this agreement).

(B) Newco has agreed to issue and the Purchaser has agreed to subscribe for and pay for the New Shares (as defined in this agreement).

(C) The sale and purchase of the Sale Shares and subscription for and issue of the New Shares referred to in Recitals A and B respectively will take place on the terms and subject to the conditions of this agreement. In recognition that the value of the Sale Shares may be affected by future performance of Newco, RML and the Purchaser have provided in clause 4.2(D) for the payment of additional consideration to RML for the Sale Shares in the circumstances, and subject to the terms and conditions, set out therein.

(D) PLC has agreed to guarantee the obligations of RML under this agreement on the terms set out in clause 11 (PLC Guarantee) and to undertake other obligations contained herein.

NOW IT IS HEREBY AGREED as follows:

1.   Definitions and Interpretation

1.1  In this agreement and the Schedules to it:

     "Accounts"                         means the audited financial statements
                                        of each of the UK Subsidiaries,
                                        prepared in accordance with the
                                        Companies Acts, for the accounting
                                        reference period ended on the Accounts
                                        Date which financial statements
                                        comprise a balance sheet, profit and
                                        loss account, notes, and auditors' and
                                        directors' reports;


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     "Accounts Date"                    means 31 December, 2001;

     "Blocked Account"                  means a bank account opened
                                        with a reputable bank (other than
                                        Newco's bankers), nominated jointly by
                                        the Purchaser and RML, in the name of
                                        Newco prior to Completion in respect
                                        of which an irrevocable instruction
                                        shall have been delivered prohibiting
                                        all debits and credits until 2 January
                                        2003;

     "Business Day"                     means a day (other than a Saturday or a
                                        Sunday) on which banks are open for
                                        business (other than solely for trading
                                        and settlement in euro) in London;

     "Business Information"             means all information, know-how and
                                        records (whether or not confidential
                                        and in whatever form held) including
                                        (without limitation) all:

                                        (i)      formulas, designs,
                                                 specifications, drawings,
                                                 data, manuals and
                                                 instructions;

                                        (ii)     customer lists, sales,
                                                 marketing and promotional
                                                 information;

                                        (iii)    business plans and forecasts;
                                                 and

                                        (iv)     technical or other expertise

                                        proprietary to any UK Subsidiary;

     "Companies Acts"                   means the Companies Act 1985, the
                                        Companies Consolidation
                                        (Consequential Provisions) Act 1985,
                                        the Companies Act 1989 and Part V of
                                        the Criminal Justice Act 1993;

     "Completion"                       means completion of the sale and
                                        purchase of the Sale Shares and
                                        subscription for and issue of the
                                        New Shares under this agreement;

     "Completion Date"                  means 30 December 2002;

     "Completion Net Liabilities"       has the meaning given to it in
                                        Schedule 6 (Completion Net
                                        Liabilities);

     "Deferred Consideration"           means that part of the consideration
                                        payable by the Purchaser for the Sale
                                        Shares to be satisfied following
                                        Completion in accordance with clause 4;

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     "Disclosure Letter"                means the letter of the same date as
                                        this agreement written by RML to the
                                        Purchaser for the purposes of clause
                                        7.2 and delivered to the Purchaser or
                                        the Purchaser's Solicitors;

     "Earn Out Period"                  means the period referred to in
                                        clause 4.9;

     "EBITDA" means profit before interest, tax, depreciation, amortisation and management fees, as calculated and adjusted pursuant to Schedule 5 (Calculation of EBITDA);

     "Escrow Account"                   has the meaning given to it in
                                        clause 16.5;

     "Estimated Completion Net          means a sum of(pound)47,900,000;
      Liabilities"

     "Excluded Warranties"              means the Warranties set out in
                                        paragraph 1, paragraph 2, paragraph 27
                                        and paragraph 28 of Schedule 1 (RML's
                                        Warranties);

     "Group"                            means:

                                        (A)     in relation to any Remaining
                                                Regus Group Shareholder, its
                                                subsidiaries and subsidiary
                                                undertakings or (where it has
                                                a holding company) that
                                                holding company and the
                                                subsidiaries and subsidiary
                                                undertakings of that holding
                                                company; and

                                        (B)     in relation to the Purchaser,
                                                its subsidiaries and
                                                subsidiary undertakings,
                                                Silverstone Limited and its
                                                subsidiaries and subsidiary
                                                undertakings, and any holding
                                                company of any of the
                                                foregoing (other than Alchemy
                                                Partners (Guernsey) Limited);

     "ICTA 1988"                        means the Income and Corporation
                                        Taxes Act 1988;

     "Income Distribution"              the distribution of income by Newco
                                        to its shareholders by way of
                                        dividend or otherwise;

     "Intellectual Property Rights"     means patents, trade marks, rights in
                                        designs, copyrights and database rights
                                        (whether or not any of these is
                                        registered and including applications
                                        for registration of any such thing and
                                        any other rights of a similar nature or
                                        having an equivalent or similar
                                        effect);

     "Intra-Group Loan Repayments"      the repayments of the intra-group
                                        loans referred to in the Loan
                                        Repayment Table;

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     "IT"                               means computer hardware, software
                                        and networks;

     "Letter of Instruction"            means the letter of instruction
                                        referred to in clause 16.5;

     "LIBOR" the London Inter-Bank Offered Rate quoted by Barclays Bank PLC (or, failing which, such other leading clearing bank in London as RML may nominate) to leading banks in the London Inter-Bank Sterling Market for sterling deposits of an amount of (pound)1,000,000 for a period of six months;

     "Listing"                          means the listing of Newco's entire
                                        issued share capital on a recognised
                                        investment exchange in respect of
                                        which a recognition order has been
                                        made under the Financial Services and
                                        Markets Act 2000, section 290;

     "Loan Repayment Table"             the schedule in the form agreed
                                        between and initialled by RML and the
                                        Purchaser;

     "Management Accounts"              means the unaudited management accounts
                                        of each UK Subsidiary, for the period
                                        from the Accounts Date to 30 September,
                                        2002, a copy of each of which is
                                        annexed to the Disclosure Letter;

     "New Shares"                       means 59,777 fully paid ordinary
                                        shares in Newco with a par value of
                                        1p per share;

     "November Management Accounts"     means the unaudited management
                                        accounts of each UK Subsidiary for the
                                        months of October and November 2002;

     "Operational Committee"            has the meaning given to it in the
                                        Shareholders Agreement;

     "Outstanding Claim"                has the meaning given to it in clause
                                        16.3;

     "Pre-Ratchet Price"                the Realisation Proceeds divided by
                                        the number of Ratchet Shares;

     "Prescribed Value"                 has the meaning given to it in the
                                        Shareholders Agreement;

     "Property" or "Properties"         means freehold, leasehold or other
                                        immovable property in any part of
                                        the world;

     "Property Owner"                   means, in relation to any Relevant
                                        Property, the person referred to as
                                        owner, lessee, or sublessee (as the
                                        case may be) in Schedule 8 (Schedule of
                                        Properties);

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     "Purchaser"                        means the Purchaser and, for the
                                        purposes of clause 4.2(D) only shall
                                        include all members of the
                                        Purchaser's Group;

     "Purchaser Cost"                   means, in respect of Ratchet Shares
                                        held by the Purchaser, the aggregate
                                        of:

                                        (i)    the amount subscribed and
                                               paid up by the Purchaser on
                                               Completion Date in respect
                                               of Ratchet Shares held by
                                               the Purchaser;

                                        (ii)   the sums paid by the
                                               Purchaser in respect of the
                                               Ratchet Shares acquired by
                                               it pursuant to clause 4.2(A)
                                               and (B);

                                        (iii)  58% of the sums paid
                                               pursuant to clause 4.2(C);

                                        in each case multiplied by the
                                        percentage which the number of Ratchet
                                        Shares bears to the total number of
                                        Shares then in issue;

     "Purchaser Return"                 means, in respect of Ratchet Shares
                                        held by the Purchaser, the aggregate of:

                                        (a)    amounts received by the
                                               Purchaser from Newco on
                                               Income Distributions in
                                               respect of the Ratchet
                                               Shares held by it;

                                        (b)    amounts received by the
                                               Purchaser from Newco on a
                                               Returns of Capital in
                                               respect of the Ratchet
                                               Shares held by it;

                                        (c)    (in the event of a Listing)
                                               the value, at the Pre
                                               Ratchet Price, of any
                                               Ratchet Shares held by the
                                               Purchaser;

                                        (d)    (in the event of a Sale) the
                                               value at the Pre Ratchet
                                               Price, of the Ratchet Shares
                                               held by the Purchaser;

                                        (e)    any other amount received by
                                               the Purchaser from Newco in
                                               respect of the Ratchet
                                               Shares;

                                        less: the aggregate of the direct
                                        costs of the Purchaser attributable
                                        to making and/or realising (in whole
                                        or in part) an investment in the
                                        Ratchet Shares;

     "Purchaser's Group"                means the Purchaser, its subsidiaries
                                        and subsidiary undertakings, any
                                        holding company of the Purchaser and
                                        all other subsidiaries and subsidiary
                                        undertakings of any such holding
                                        company from time to time;


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     "Purchaser's Solicitors"           means Macfarlanes;

     "Qualifying Realisation"           means a Listing or a Sale which
                                        occurs on or before the fifth
                                        anniversary of the date of this
                                        agreement;

     "Ratchet Shares"                   the Shares the subject of a Sale or
                                        a Listing;

     "Realisation Date"                 means:

                                        (a)   in the case of a Listing, the
                                              date on which dealings
                                              commence in respect of the
                                              shares the subject of the
                                              Listing; or

                                        (b)   in the case of a Sale,
                                              completion of the Sale;

     "Realisation Proceeds"             means:

                                        (a)   in the event of a Listing,
                                              the value placed on all the
                                              Ratchet Shares;

                                        (b)   in the event of a Sale, the
                                              value of the consideration
                                              payable on completion of the
                                              Sale in respect of all the
                                              Sale Shares provided that if
                                              the consideration for the
                                              Sale comprises wholly or in
                                              part the issue of securities
                                              (not accompanied by a cash
                                              alternative) (aa) if the
                                              securities will rank pari
                                              passu with a class of
                                              securities already publicly
                                              traded, the value of such
                                              securities determined by
                                              reference to the closing mid
                                              market price of the
                                              securities on the latest
                                              practical day prior to the
                                              Realisation Date, or (bb) if
                                              the securities are not of
                                              such a class, the value of
                                              such securities determined
                                              by an independent investment
                                              bank (selected by Newco) in
                                              a certificate obtained for
                                              the purpose and addressed to
                                              Newco;

     "Regus Beneficiary"                means a Regus Guarantor which is not
                                        party to this agreement;

     "Regus Brand Agreement" means the agreement between RML and others which is in the form of the agreement contained in
                                        Schedule 10 (Regus Brand Agreement);

     "Regus Guarantor"                  has the meaning given to it in clause
                                        9;

     "Relevant Properties"              means the properties referred to in
                                        Schedule 8 (Schedule of Properties);


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     "Relevant Claim"                   has the meaning given to it in clause
                                        16.1;

     "Remaining Regus Group"            means PLC, its subsidiaries and
                                        subsidiary undertakings, from time to
                                        time, but shall exclude members of the
                                        UK Group;

     "Return of Capital"                means the return of capital by Newco
                                        to its shareholders whether by
                                        liquidation or otherwise;

     "RML Leasehold Property"           has the meaning given to it in the
                                        RML Leasehold Transfer Agreement;

     "RML Leasehold Transfer            means the agreement in the form of
     Agreement"                         the agreement in Schedule 11 (RML
                                        Leasehold Transfer Agreement);

     "RML Loan"                         has the meaning given to it in clause
                                        6.2(E);

     "Sale" the sale of Shares (other than to RML, an Affiliate of RML or to a member of the Remaining Regus Group);

     "Sale Shares"                      means 148,893 fully paid ordinary
                                        shares in the share capital of Newco
                                        with a par value of 1p per share;

     "Sellers' Solicitors"              means Slaughter and May;

     "Services Agreement"               means the agreement between Newco and
                                        others for the provision of IT,
                                        customer support, training, sales,
                                        marketing and other services set out
                                        therein, which is in the form of the
                                        agreement contained in Schedule 9
                                        (Services Agreement);

     "Shareholders Agreement"           means the agreement in the form of
                                        the agreement set out in Schedule 7
                                        (Shareholder Agreement);

     "Target Purchaser Return"          means the amount of the Purchaser
                                        Cost multiplied by three;

     "Tax Covenant"                     means the tax covenant in the form of
                                        the tax covenant set out in Schedule
                                        3 (Tax Covenant);

     "Tax/tax" or "Taxation"            means all forms of taxation and
                                        statutory, governmental,
                                        supra-governmental, state, principal,
                                        local governmental or municipal
                                        impositions, duties contributions and
                                        levies, in each case whether of the
                                        United Kingdom or elsewhere and
                                        whenever imposed, and all penalties,
                                        charges, costs and interest relating
                                        thereto;


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     "TCGA 1992"                        means the Taxation of Chargeable
                                        Gains Act 1992;

     "Transferring Agreements"          means:

                                        (a)   the franchise agreement
                                              between Regus Franchise
                                              International Limited and
                                              Woodstock Estates Limited
                                              dated 24 January 2002; and

                                        (b)   the exclusive development
                                              agreement between Regus
                                              Franchise International
                                              Limited, Business Spark
                                              Limited and Karl Newman,
                                              relating to the development
                                              of business centres in
                                              Farnborough, Winchester and
                                              Farnham, dated 18th December,
                                              2001;

     "UK GAAP"                          means all financial reporting
                                        standards, statements of standard
                                        accounting practice and UITF
                                        Abstracts issued by the Accounting
                                        Standards Board and extract at the
                                        Accounts Date;

     "UK Group"                         means Newco, Regus (UK) Ltd, Regus
                                        Business Centres (UK) Ltd, Regus City
                                        Ltd, Regus Business Services Ltd,
                                        Regus Manchester Ltd, FoRe Business
                                        Centres Ltd and Park Business Centres
                                        Ltd;

     "UK Subsidiaries"                  means Newco, Regus (UK) Ltd, Regus
                                        Business Centres (UK) Ltd, Regus City
                                        Ltd, Regus Manchester Ltd and Regus
                                        Business Services Ltd;

     "VATA 1994"                        means the Value Added Tax Act 1994;

     "Warranted Documents"              means the documents headed "Warranted
                                        Documents";

     "Warranties"                       means the warranties set out in
                                        Schedule 1 (Warranties) and
                                        "Warranty" shall be construed
                                        accordingly; and

     "Working Hours"                    means 9.30 a.m. to 5.30 p.m. on a
                                        Business Day.

1.2  In this agreement, unless otherwise specified:

     (A) references to clauses, sub clauses, paragraphs, sub paragraphs and schedules are to clauses, sub clauses, paragraphs, sub paragraphs of, and schedules to, this agreement;

     (B) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re enacted except to the extent that any amendment or modification made after the date of this agreement would increase or alter the liability of RML, the Purchaser, Newco or PLC under this agreement;

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     (C)  references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (D) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (E) the expressions "accounting reference date", "accounting reference period", "allotment", "body corporate", "debentures", "holding company", "paid up", "profit and loss account", "subsidiary", "subsidiary undertaking" and "wholly owned subsidiary" shall have the meaning given in the Companies Acts;

     (F) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

     (G) references to writing shall include any modes of reproducing words in a legible and non transitory form;

     (H)  references to times of the day are to London time;

     (I) references to the knowledge, belief or awareness of RML (or similar phrases) shall be limited to the actual knowledge, and the knowledge that could have been acquired after reasonable inquiries, of Mark Dixon, David Ford, Stephen Stamp, Paul England and Gary Skuthe Cook;

     (J) headings to clauses and schedules are for convenience only and do not affect the interpretation of this agreement; and

     (K) the schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the schedules.

2.   Sale and purchase of Sale Shares

2.1 RML shall sell and the Purchaser shall purchase the Sale Shares with all rights attached or accruing to them at Completion.

2.2 The Sale Shares shall be sold by RML with full title guarantee free from all charges, liens and encumbrances and from all other rights exercisable by or claims by third parties.

2.3 The Purchaser shall be entitled to exercise all rights attached or accruing to the Sale Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by Newco in respect of periods commencing on or after Completion.

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2.4  The Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

3.   Subscription for and issue of the New Shares

3.1 The Purchaser shall subscribe for and Newco shall allot and issue the New Shares as fully paid at Completion.

3.2 The Purchaser shall take the New Shares subject to the Memorandum and Articles of Association of Newco.

4.   Consideration

4.1 The total consideration for the New Shares shall be the payment of (pound)16,300,000 by the Purchaser to Newco at Completion in accordance with clause 6 (Completion).

4.2 The total consideration for the Sale Shares shall be the total amount paid as follows:

     (A) the Purchaser shall pay to RML at Completion an amount equal to (pound)25,600,000 (which amount shall subsequently be subject to the adjustment provided for in clause 4.5 and 4.6);

     (B) subject to clause 4.3 and 16.2(A), the Purchaser shall pay to RML (pound)10 million within five Business Days of the agreement, pursuant to Schedule 5 (Calculation of EBITDA), of EBITDA for the UK Group for the year ending 31st December 2002;

     (C) within five Business Days of the agreement, pursuant to Schedule 5 (Calculation of EBITDA) of EBITDA for the UK Group for the year ending 31 December, 2003, the Purchaser shall procure payment to RML in accordance with clause 4.4, of an amount equal to 70 per cent. of the amount by which EBITDA for the UK Group for the year ending 31 December, 2003 exceeds (pound)29,000,000; and

     (D) within five Business Days following a Qualifying Realisation, the Purchaser shall pay to RML an amount (if any) equal to 30 per cent. of the amount by which the Purchaser Return in respect of the Ratchet Shares is greater than the Target Purchaser Return.

4.3 If the EBITDA of the UK Group for the year ended 31st December 2002 is less than (pound)37,400,000, the amount payable by the Purchaser under sub-clause 4.2(B) shall be reduced by an amount equal to the shortfall x 0.58.

4.4 Any amount payable pursuant to clause 4.2(C) shall be payable pursuant to clause 6.4 or to the extent that dividends are received by the Purchaser from Newco (save to the extent they have already been applied under this clause 4.4) and to that end the Purchaser will procure that Newco distributes as much of its distributable profits as it is lawfully able to. To the extent such dividends are insufficient, the Purchaser will procure that Newco discharges its obligation to make any remaining payment due under that clause to the extent it lawfully can Provided That if the effect of this clause 4.4 or any part of it (including its presence in this agreement) or

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     of implementing it or any part of it would be to reduce the Purchaser's relevant fraction of the total profits of Newco or any UK Subsidiary in any overlapping period, then to that extent this clause 4.4 shall have no effect and no steps shall be taken to implement (or purport to implement) any such provision and any steps which are so taken shall be null and void and of no effect whatsoever (but in which event, for the avoidance of doubt, the obligation of the Purchaser to procure payment under clause 4.2(C) shall continue). Words and expression used in section 403C of ICTA 1988 and in this clause 4.4 shall have the same meaning in this clause 4.4 as they have in the said section 403C and shall be supplemented for the purposes of this clause 4.4 by Schedule 18 to ICTA 1988 Act just as they are in section 403C.

4.5  The Completion Net Liabilities shall be calculated in accordance with
     Schedule 6 (Completion Net Liabilities). If the Completion Net Liabilities are greater than the Estimated Completion Net Liabilities, RML shall pay to the Purchaser an amount equal to such excess by way of deduction from the amount (if any) of the Deferred Consideration when such Deferred Consideration first becomes payable and, subject thereto, in cash. RML shall pay any shortfall to the Purchaser on such date.

4.6  The Completion Net Cash shall be calculated in accordance with Schedule
     6. If Completion Net Cash is greater than zero, the Purchaser shall procure the payment (including by way of dividend from Newco) to RML of the amount of such excess. If Completion Net Cash is negative, RML shall pay to the Purchaser the amount by which Completion Net Cash falls short of zero. Amounts payable under this sub-clause shall be paid within five Business Days of the agreement of Completion Net Cash in accordance with Schedule 6 together with interest from the date of Completion until the date of payment.

4.7 If the Purchaser fails to make payment of any sum due under this clause 4 (including interest), its liability shall be increased to include interest on such sum from the date on which payment was due until the day before the date of actual payment (as well before as after judgement) at a rate per annum equal to LIBOR plus two per cent (and for this purpose LIBOR shall be calculated as at the date on which payment of the relevant sum was due).

4.8 Notwithstanding any other provision of this agreement, where this agreement provides for an obligation or liability of a party to be satisfied or a payment made by utilising (or paying an amount equal to the amount of) a cash dividend due and paid or which might be paid to that party, the relevant dividend or the amount shall be utilised or an equivalent amount shall be applied in the following order of priority:-

     (A) Firstly, by the Purchaser to the extent it has received such a dividend in accordance with clause 16.2(B);

     (B) Secondly, by the Purchaser to the extent it has received such a dividend to satisfy any amounts due to RML by the Purchaser pursuant to clause 4.6;

     (C) Thirdly, by the Purchaser in funding draw-downs under the loan agreement referred to in clause 6.2(B)(xii);

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     (D)  Fourthly, by the Purchaser to the extent it has received such a dividend in accordance with clause 4.4; and

     (E)  Lastly, by Newco in accordance with clause 6.4.

4.9 The Purchaser shall procure that the business of each UK Subsidiary shall, during the period from the date of this agreement until the consideration referred to in clause 4.3(C) has been paid, be conducted commercially and in good faith with a view to maximising the EBITDA of the UK group.

4.10 The parties acknowledge that no part of the consideration for the sale of the Sale Shares and the consideration for the subscription for the New Shares has been attributed by the parties to the Regus Brand Agreement.

5.   Purchaser's Management Appointees

     The Purchaser shall be entitled to have Martin Bolland and Paul Bridges each appointed as directors of Newco at Completion. Martin Bolland shall also be appointed chairman of the board of directors of Newco at Completion.

6.   Completion

6.1 Completion shall take place on the Completion Date at the offices of the Sellers' Solicitors at One Bunhill Row, London, EC1Y 8YY.

6.2  At Completion:

     (A) RML shall procure a board meeting of Newco to be held at which:

         (i) it shall be resolved that the transfer of the Sale Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser be registered as the holder of the Sale Shares in the register of members;

         (ii) the allotment and issue of the New Shares to the Purchaser shall be approved;

         (iii) each of the persons nominated by the Purchaser pursuant to clause 6 (Purchaser's Management Appointees) shall be appointed directors and one of those persons (as nominated by the Purchaser) shall be appointed chairman of the board of directors, each such appointment to take effect on the Completion Date; and

         (iv)   KPMG are appointed as auditors of Newco.

         RML shall procure that minutes of such board meeting, certified as correct by the secretary of Newco, are delivered to the Purchaser or the Purchaser's Solicitors at Completion;

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     (B) RML shall deliver to the Purchaser or the Purchaser's Solicitors:

         (i) a duly executed transfer in respect of the Sale Shares in favour of the Purchaser and share certificates for the Sale Shares;

         (ii) such waivers or consents as are required to enable the Purchaser to be registered as holders of the Sale Shares;

         (iii) a share certificate in respect of the New Shares and a certified copy of Newco's register of members showing the Purchaser as the holder of the New Shares;

         (iv) the Shareholders Agreement duly signed by itself, Regus Business Centre BV, PLC and Newco;

         (v)    the Services Agreement duly signed by each UK Subsidiary;

         (vi) the Regus Brand Agreement duly signed by RML and the other parties thereto who are members of the Remaining Regus Group;

         (vii)  the Tax Covenant duly signed by PLC, RML and Newco; and

         (viii) a power of attorney in the form initialled by RML and the Purchaser;

         (ix)   the Letter of Instruction;

         (x) a Form 403 in respect of the discharge of the charge over the leasehold premises at One Canada Square, Canary Wharf (as referred to in Schedule 8) (Schedule of Properties));

         (xi) a loan agreement which evidences the loan referred to in paragraph (E) below;

         (xii) a loan agreement evidencing a (pound)2,000,000 loan facility provided by the Purchaser to RML, repayable 12 months after draw-down of each tranche and bearing interest at a rate of four percentage points above LIBOR. Such loan shall be drawn down in tranches equal to and at the same time as dividends received by the Purchaser as provided for in clause 4.8(C);

         (xiii the Leasehold Transfer Agreement duly signed by each of the parties thereto;

         (xiv) evidence reasonably satisfactory to the Purchaser that all set off or other similar banking arrangements affecting both the UK Group on the one hand and the remaining Regus Group on the other have been terminated with effect from Completion.

     (C)  The Purchaser shall:

          (i) pay to Newco by way of telegraphic transfer the amount referred to in clause 4.1, free of any bank charges and commissions and in immediately available funds;

          (ii) pay to RML by way of telegraphic transfer the amount referred to in sub-clause 4.2(A), free of any bank charges and commissions and in immediately available funds;

         (iii) deliver to RML a copy (certified by the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser which authorises the purchase of the Sale Shares and New Shares upon the terms set out in this agreement;

          (iv) deliver to RML the Shareholders Agreement duly signed by itself;

          (v)  deliver to RML the Tax Covenant duly signed by itself; and

     (D) RML shall, immediately upon receipt of the consideration payable at Completion pursuant to clause 4, procure the repayment of all inter-company balances owing at that time from members of the Remaining Regus Group to members of the UK Group, save that there shall remain outstanding a balance of (pound)5,000,000 owing from RML to the members of the UK Group.

     (E) The Purchaser shall procure that the balance of (pound)5,000,000 referred to above shall remain outstanding on terms that it shall be a loan bearing interest at a rate of four percentage points above LIBOR payable on 30 June and 31 December in each year and shall be repayable in accordance with clause 6.4, and subject thereto on the tenth anniversary of Completion (the "RML Loan").

     (F) RML undertakes that immediately following Completion, it shall procure the sum of (pound)8,000,000 shall be paid into the Blocked Account.

6.3 (A) Neither RML nor Newco shall be obliged to complete this agreement unless the Purchaser complies with the applicable requirements of sub-clause 6.2.

     (B) The Purchaser shall not be obliged to complete this agreement unless RML complies with the applicable requirements of sub-clause 6.2.

6.4 On each occasion following Completion on which Newco declares a dividend to RML when all or part of the RML Loan remains outstanding, RML shall or shall procure that the relevant member of the UK Group, apply an amount equal to such dividend in or towards repaying the RML Loan and interest thereon (and thereby extinguishing it to an equivalent extent). At the option of the Purchaser, all sums of principal and interest which remain outstanding when the Deferred Consideration referred to in clause 4.2(D) becomes payable may be repaid by applying the proceeds of some or all of the Deferred Consideration in respect thereof.

6.5 The Purchaser undertakes that the business of the UK Group shall be run in the ordinary course for the period from Completion until 31st December, 2002.

6.6 (A) PLC for itself and as trustee of each member of its Group confirms, that (save for the RML Loan and save for any rights of subrogation a member of the Remaining Regus Group may have against any member of the UK Group following a call under a guarantee or similar obligation of a type referred to in clause 9.1) it and no member of the Remaining Regus Group has any claim (whether in respect of any breach of contract, monies due to it or on any account whatsoever) outstanding against any member of the UK Group or against any of their respective shareholders, directors or employees and that no agreement or arrangement is outstanding under which a member of the UK Group or any of such persons described above has or could have any current obligation of any kind to us.

     (B) To the extent that any such outstanding claim or current obligation exists or may exist, PLC, for itself and on behalf of each member of the UK Group irrevocably and unconditionally waives such outstanding claim or current obligation and releases each member and any such persons described above from any liability whatsoever in respect of such outstanding claim or current obligation.

7.   RML's Warranties

7.1 Subject to sub-clause 7.2, RML warrants to the Purchaser that each of the Warranties is true, accurate and not misleading as at the date of this agreement.

7.2 Except in a case involving fraud, dishonesty or wilful non-disclosure on the part of RML or Newco or in respect of a breach of any of the Excluded Warranties or in respect of a breach of the Warranty at paragraph 25 of
     Schedule 1, the Purchaser shall not be entitled to claim for breach of any Warranty to the extent that any of the limitations in Schedule 2 (Limitation on RML's liability under the Warranties) apply or any fact which causes any of the Warranties to be breached was fairly disclosed in the Disclosure Letter or fairly disclosed in any document referred to in the Disclosure Letter.

7.3 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

7.4 Except in a case involving fraud, dishonesty or wilful non-disclosure on the part of RML or Newco or in respect of a breach of any of the Excluded Warranties or in respect of a breach of the Warranty at paragraph 25
     Schedule 1 of the Purchaser shall not be entitled to claim for breach of any Warranty if any fact which causes any of the Warranties to be breached was fairly disclosed in the Disclosure Letter on any document referred to in the Disclosure Letter.

7.5 The Purchaser acknowledges that it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the Warranties, and acknowledges that neither RML, Newco, PLC, nor any of PLC's other subsidiary undertakings or any of their agents, officers or employees, have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

7.6 If, following Completion, the Purchaser becomes aware that there has been any breach of the Warranties or any other term of this agreement by RML or PLC the Purchaser shall not be entitled to terminate this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement or as otherwise provided by law.

7.7 RML undertakes to the Purchaser and Newco that, in the event of any claim being made against it for breach of any Warranty, it will not make any claim against any member of the UK Group or against any director, officer or employee of any member of the UK Group on which or on whom it relied before agreeing to any terms of this Agreement or in preparing the Disclosure Letter. Subject to clause 22, this clause 7.7 is for the benefit of, and is intended to be enforceable by, any member of the UK Group and any such director, officer or employee which or who is not a party to this agreement.

8.   Purchaser's warranties

8.1 The Purchaser warrants to RML and Newco that, as at the date of this agreement:

     (a) it is a corporation validly existing under the laws of England with the requisite power and authority to enter into and perform its obligations under this agreement and has taken all necessary corporate action to authorise the execution and performance of its obligations under this agreement;

     (b) neither the execution of this agreement by the Purchaser nor the consummation of the transaction as contemplated by this agreement will violate, conflict with or result in the breach of any term, limitation in or provision of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under the terms, provisions or conditions of the constitutional documents of the Purchaser or violate any order, writ, claim form, injunction, decree, statute, rule or regulation applicable to the Purchaser;

     (c) it has right to draw down sufficient funds to satisfy in full all amounts required to be paid by it to RML at Completion conditional only upon Completion taking place; and

     (d) no consent or approval by, notice to or registration with any governmental or other authority is required on the part of the Purchaser in connection with the execution of this agreement or the consummation of the transactions contemplated in it.

8.2 If, following Completion, either RML or Newco become aware that there has been a breach of any of the warranties in clause 8.1 or any other term of this agreement by the Purchaser, RML or Newco (as the case may be) shall not be entitled to terminate this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement or as otherwise provided by law.

8.3 RML and Newco each acknowledges that it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than the warranties set out in clause 8.1, and each acknowledges that the Purchaser has not given any such other warranties, representations, covenants, undertakings, indemnities or other statements.

9.   Guarantee Indemnity

     (a) Newco unconditionally and irrevocably undertakes to each member of the Remaining Regus Group which is a guarantor or surety in respect of any obligation of any member of the UK Group (a "Regus Guarantor") that Newco shall on demand indemnify and keep indemnified on a continuing basis each Regus Guarantor against all payments, costs, expenses and liabilities made or incurred by the Regus Guarantor under or in connection with such guarantee or surety obligations. This clause is for the benefit of, and is intended to be enforceable by, Regus Guarantors which are a party to this agreement and (subject to clause 22) by Regus Guarantors which are not a party to this agreement.

     (b) The Purchaser as primary obligor unconditionally and irrevocably undertakes to each Regus Guarantor that, if and each time Newco fails to make any payment to it under clause 9(a) when it is due, it shall on demand (without requiring the Regus Guarantor first to take steps against Newco or any other person) pay to the Regus Guarantor an amount equal to the Relevant Proportion of that payment. This clause is for the benefit of, and is intended to be enforceable by, Regus Guarantors which are a party to this agreement and (subject to clause
          2) Regus Guarantors which are not a party to this agreement. For the purpose of this clause (b) "Relevant Proportion" means 58 per cent.

     (c) The Purchaser's obligations under clause 9(b) shall not be affected by any matter or thing which, but for this provision might operate to affect or prejudice those obligations, including without limitation:

          (a) any time or indulgence granted to, or composition with, the Purchaser or any other person;

          (b) the taking, variation, renewal or release of, or neglect to perfect or enforce the agreement or any right, guarantee, remedy or security from or against the Purchaser or any other person; or

          (c) any unenforceability or invalidity of any obligation of the Purchaser, so that this clause shall be construed as if there was no such unenforceability or invalidity.

10.  RML Property Indemnities

10.1 RML unconditionally and irrevocably undertakes to each of the UK Subsidiaries and the Purchaser that it shall on demand indemnify and keep indemnified on a continuing basis each of them against all actions, claims, proceedings, losses, damages, payments, costs, expenses or liabilities incurred by them (or any of them) in respect of any Indemnity Property anywhere in the world. For the purpose of this sub-clause 10.1, "Indemnity Property" means:

     (a)  any freehold property previously owned by any UK Subsidiary; and

     (b) any leasehold property (other than a Relevant Property) in respect of which any UK Subsidiary or any member of the Remaining Regus Group is at the date of this agreement, or was formerly, lessee or guarantor in respect of the obligations of a lessee.

10.2 Subject to clause 10.4 and 10.5, RML unconditionally and irrevocably undertakes to each of the UK Subsidiaries and the Purchaser that it shall on demand indemnify and keep indemnified on a continuing basis each of them against all Losses suffered by it as a direct consequence of any Enforcement Action.

10.3 Clause 10.2 shall not apply unless and until the total number of Enforcement Actions notified to RML in accordance with sub-clause 10.5 exceeds ten in number and then it shall apply only to Enforcement Actions notified subsequent to the tenth Enforcement Action so notified to RML.

10.4 The Losses which would be recoverable by the UK Subsidiaries and the Purchaser under clause 10.2, but for this sub-clause 10.4, shall be reduced to the extent that such Losses could have been avoided had the Purchaser or the UK Subsidiary (as the case may be) taken all reasonable action to mitigate its Losses.

10.5 In the event that the Purchaser or any of the UK Subsidiaries receives notice of any Enforcement Action, the following provisions shall apply:

     (a) the Purchaser or the UK Subsidiary (as the case may be) shall promptly inform RML in writing of the existence of the Enforcement Action and shall provide (and shall continue to provide whilst the Enforcement Action is in existence) to RML copies of all documents in its possession relating to the Enforcement Action; and

     (b) the Purchaser shall, and shall procure that Newco and the UK Subsidiary affected by the Enforcement Action, take all reasonable steps which RML may reasonably and properly require it to take to defend or contest the Enforcement Action (including, without limitation, seeking relief from forfeiture) and complying with Relief Conditions (if any);

     (c) the Purchaser shall procure that the UK Subsidiary affected by the Enforcement Action does not settle or compromise any Enforcement Action without RML's prior written consent.

10.6 The Purchaser's obligations under clause 10.5(b) and clause 10.5(c) are conditional on RML providing such security for costs as the Purchaser may reasonably require.

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

10.7 For the purpose of this clause 10:

     "Enforcement Action"                 means any threatened
                                          or actual enforcement action
                                          or steps for Forfeiture taken
                                          by a Landlord in respect of
                                          any Relevant Property
                                          (including the taking of
                                          steps preparatory to such
                                          action);

     "Forfeiture"                         means the determination of
                                          any lease by peaceable
                                          re-entry or forfeiture on the
                                          grounds of circumstances
                                          other than:

                                          (i)      non-payment of rent;

                                          (ii)     breach of the
                                                   tenant's obligations
                                                   under the relevant
                                                   Lease other than any
                                                   obligation to
                                                   provide a security;
                                                   and

                                          (iii)    any insolvency
                                                   related event
                                                   occurring in
                                                   relation to the
                                                   tenant;

     "Landlord"                           means, in relation to a Relevant
                                          Property, the person entitled to the
                                          reversion immediately expectant upon
                                          the term of the Lease;

     "Lease"                              means, in relation to a
                                          Relevant Property, the lease
                                          or tenancy document pursuant
                                          to which the relevant UK
                                          Subsidiary is entitled to
                                          occupy it.
     "Losses"                             means:

                                          (a)      reasonable relocation costs
                                                   and costs of fitting out
                                                   replacement premises;

                                          (b)      profits which could
                                                   reasonably have been
                                                   expected to have been made
                                                   from the Relevant Property
                                                   had the Lease not been
                                                   determined for Forfeiture;

                                          (c)      payments, costs, expenses
                                                   and liabilities properly
                                                   incurred defending or
                                                   otherwise seeking to defeat
                                                   any Enforcement Action
                                                   (whether or not such
                                                   Enforcement Action is
                                                   ultimately successful);

                                          (d)      payments, costs, expenses
                                                   and liabilities properly
                                                   incurred to, or by reason of
                                                   any claim brought by, any
                                                   subtenant, licensee,
                                                   customer
                                                   or other occupier of any
                                                   Relevant Property as a
                                                   result of the Lease being
                                                   determined by Forfeiture;
                                                   and

                                          (e)      interest which may be
                                                   payable to any Landlord
                                                   under the terms of the lease
                                                   by reason of the Landlord
                                                   refusing to accept payment
                                                   of rent to preserve rights
                                                   to Forfeiture;

     "Relief Conditions"                  means any conditions imposed by a
                                          court in granting relief from
                                          forfeiture including the provision of
                                          alternative security for compliance
                                          with the tenant's covenants in the
                                          relevant Lease.

10.8 If at any time after Completion, the RML Leasehold Transfer Agreement shall cease to have effect in relation to an RML Leasehold Property:

     (a) RML shall enter into a management agreement relating to the RML Leasehold Property which has the effect of putting the Purchaser in the same (but no more advantageous) position as it would have been in had the Purchaser or a member of the UK Group been named as the tenant under the lease of such RML Leasehold Property; and

     (b) RML shall indemnify and keep indemnified on a continuing basis the Purchaser and each of the UK Subsidiaries against all actions, claims, proceedings, losses, damages, payments, reasonable costs, expenses or liabilities incurred by them as a result of a failure to register the Purchaser or a UK Subsidiary as the tenant or sub-tenant of the lease of the relevant RML Leasehold Property.

11.  PLC Guarantee

11.1 PLC as primary obligor unconditionally and irrevocably:

     (a) guarantees to the Purchaser and undertakes to procure the performance when due of all obligations of RML under this agreement; and

     (b) agrees that if and each time RML fails to make any payment to the Purchaser when it is due under this agreement, PLC shall on demand (without requiring the Purchaser first to take steps against RML or any other person) pay that amount to the Purchaser.

11.2 PLC's obligations under sub-clause 11.1 shall not be affected by any matter or thing which, but for this provision, might operate to affect or prejudice those obligations, including without limitation:

     (a) any time or indulgence granted to, or composition with, RML to any other person;

     (b) the taking, variation, renewal or release of , or neglect to perfect or enforce this agreement or any right, guarantee, remedy or security form or against RML or any other person; or

     (c) any enforceability or invalidity or any obligation of RML, so that this clause shall be construed as if there was no such unenforceability or invalidity.

12.  Transfer of Franchise Agreements

12.1 PLC shall procure that Regus (UK) Limited and Regus Franchise International Limited shall and shall use all reasonable endeavours to procure that all relevant third parties enter into a novation agreement in respect of each Transferring Agreement with the intent that, with effect from the date such novation agreement is entered into, Regus (UK) Limited shall undertake the obligations, and be entitled to the rights, under each Transferring Agreement as if it were a party to each of the Transferring Agreement in lieu of Regus Franchise International Limited as from the date of the novation agreement. The Purchaser shall procure that Regus
     (UK) Limited enters into each such novation agreement.

12.2 Until a novation agreement has been entered into in respect of a Transferring Agreement in accordance with this agreement, the following provisions shall apply:

     (a) Regus Franchise International Limited shall be treated as holding the benefit of the Transferring Agreement in trust for Regus (UK) Limited and will promptly pay over any benefit under the agreement to Regus
          (UK) Limited; and

     (b) Regus (UK) Limited shall perform on behalf of Regus Franchise International Limited (but at Regus (UK) Limited's expense), the obligations of the Regus Franchise International Limited under the Transferring Agreement arising after the date of this agreement.

12.3 Regus (UK) Limited shall indemnify Regus Franchise International Limited against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of Regus (UK) Limited to carry out, perform and discharge the obligations referred to in sub-clause 12.2(b) for the period from Completion to the date on which the relevant novation agreement is entered into.

13.  Effect of Completion

     Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties contained in this agreement shall remain in full force and effect notwithstanding Completion.

14.  Remedies and waivers

14.1 No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

     (A)  affect that right, power or remedy; or

     (B)  operate as a waiver thereof,

14.2 The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.3 The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless stated expressly.

15.  Assignment

15.1 Neither this agreement nor any part of the benefit of, or rights or benefits under, this agreement shall be assignable by the Purchaser except that the Purchaser may, upon giving written notice to RML, assign all or any part of the benefit of, or its rights or benefits under, this agreement to a member of the Purchaser's Group provided that any such assignee remains a member of the Purchaser's Group and provided further that before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this agreement and the rights and benefits under it are reassigned to the Purchaser or (upon giving further written notice to RML) assigned to another company within the Purchaser's Group (any such further assignment to be subject to the same conditions as above).

15.2 The Purchaser shall not make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this agreement.

15.3 The Purchaser shall not sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this agreement.

15.4 Neither this agreement nor any part of the benefit of, or rights or benefits under, this agreement shall be assignable by RML except that RML may, upon giving written notice to the Purchaser, assign all or any part of the benefit of, or its rights or benefits under, this agreement to a qualifying member of RML's Group provided that any such assignee remains a qualifying member of RML's Group and provided further that before such assignee ceases to be a qualifying member of RML's Group, RML will procure that the benefit of this agreement and the rights and benefits under it are reassigned to RML or (upon giving further written notice to the Purchaser) assigned to another company within RML's Group (any such further assignment to be subject to the same conditions as above). In this clause 15.4 the expression "qualifying member of RML's Group" shall mean a member of RML's Group which is not subject to the provisions of Chapter 11 of Title 11 of the United States Code.

16.  Satisfaction of Claims

16.1 In the event that the Purchaser has a claim against RML for breach of Warranty or under the Tax Covenant or arising under any of the indemnities in this agreement or under the Brand Agreement or the Services Agreement (a "Relevant Claim"), then, at the sole option of the

     Purchaser and without prejudice to any other remedy available to it, the provisions of this clause 16 shall apply.

16.2 In the event that a Relevant Claim is settled (as defined in clause 16.9) but is not paid to the Purchaser when due:

     (A) the amount of any Deferred Consideration which remains outstanding at the time shall be reduced by the amount of the Relevant Claim which is unpaid and RML's liability in respect of the Relevant Claim shall be extinguished by an amount equal to such amount; and subject thereto

     (B) RML shall pay to the Purchaser out of the proceeds of the dividend next received by RML an amount equal to the lower of (i) the amount of such dividend; and (ii) the amount of the Relevant Claim which remains unpaid; and subject thereto

     (C) the Purchaser shall be entitled to require that a number of shares in Newco held by RML as then have an aggregate Prescribed Value (as defined in the Articles of Association) equal to the amount of the Relevant Claim which remains unpaid are transferred to the Purchaser for no consideration. For this purpose "Prescribed Value" shall be calculated in accordance with the Shareholders Agreement.

16.3 If a Relevant Claim which has not been settled (an "Outstanding Claim") exists on the date on which any instalment of the Deferred Consideration falls due or on which a dividend in favour of RML has been declared by Newco but not paid ("an Outstanding Dividend"), the Purchaser shall be entitled to serve upon RML a copy of a written opinion from a Queens Counsel of at least five years' standing which states that in such barrister's opinion such claim is reasonably likely to succeed and contains such barrister's reasonable estimate as to the amount likely to be recoverable from RML pursuant to the claim (the "Estimated Amount"). Having served a copy of the opinion on RML, the Purchaser shall be entitled to withhold from the Deferred Consideration or the Outstanding Dividend (as the case may be) the Estimated Amount of the Outstanding Claim in accordance with clause 16.5 (provided, however, that the balance of the relevant instalment of the Deferred Consideration or the Outstanding Dividend (as the case may be) (if any) shall be paid as and when due in accordance with this agreement) or the terms on which the dividend is declared (as the case may be).

16.4 The Purchaser shall permit RML to make representations to any barrister instructed for the purpose of clause 16.3. The barrister's costs shall be borne by the Purchaser.

16.5 All amounts withheld by the Purchaser pursuant to clause 16.3 shall be placed in an interest bearing deposit account (the "Escrow Account") opened at a United Kingdom branch of one of the clearing banks (or such other bank as RML and the Purchaser agree) in the joint names of RML's Solicitors and the Purchaser's Solicitors on terms that no amounts (including interest) shall be paid out therefrom otherwise than as expressly provided in this clause 16. The mandate applicable to the Escrow Account shall be operated jointly by the Seller's Solicitors and the Purchaser's Solicitors as provided in the Letter of Instruction in the Agreed Form which the parties shall issue to such solicitors on Completion.

16.6 Unless the Purchaser has commenced legal proceedings in respect of any Outstanding Claim within three months of the date on which the barrister's opinion in respect of the Outstanding Claim is provided to RML it shall not be entitled to continue to exercise its rights under clause 16.3 in respect of such Outstanding Claim. All amounts placed in the Escrow Account in respect of such Outstanding Claim shall be released to the Seller's Solicitors within five business days. For the purposes of this clause, legal proceedings shall not be regarded as having been commenced unless they have been both issued and served on RML.

16.7 When any Outstanding Claim in respect of which an Estimated Amount has been placed in the Escrow Account pursuant to clause 16.5 is settled, RML and the Purchaser shall procure the release and payment from the Escrow Account as follows:

     (A) where the Outstanding Claim is settled in favour of the Purchaser, in paying to the Purchaser the amount due in respect (and in full satisfaction of) the claim and, to the extent that the Estimated Amount exceeds the amount at which the claim is settled, in paying to RML an amount equal to such excess; and

     (B) where the Outstanding Claim is settled in favour of RML, in paying to RML the Estimated Amount placed in the Escrow Account pursuant to clause 16.5.

16.8 Any release of monies from the Escrow Account in satisfaction of any claim shall be made first out of the principal monies forming part thereof and thereafter (to the extent such principal monies are not sufficient) out of interest earned on the principal monies. Subject to the foregoing, any interest earned on principal monies released from the Escrow Account shall be paid to the person receiving the same at the same time as they are released.

16.9 A claim shall be regarded as settled for the purpose of this clause 16 if either:

     (A) the Purchaser and RML (or their respective solicitors) shall so agree in writing, such written agreement not to be unreasonably withheld or delayed following any oral agreement between them (or their respective solicitors) as to the terms of settlement; or

     (B) a court has awarded judgement in respect of the claim and no right of appeal lies.

16.10 RML irrevocably and unconditionally appoints the Purchaser as its attorney to execute and do in its name and otherwise on its behalf all documents, acts and things which the attorney shall in its absolute discretion consider necessary in order to implement the transfer of shares referred to in clause 16.2(C).

17.  Further assurance

     Each of the parties shall from time to time, on being required to do so by any other party to this agreement now or at any time in the future, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of such documents in a form satisfactory to the party concerned as they may reasonably consider necessary for giving full effect to this agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this agreement.

18.  Entire agreement

18.1 This agreement and the Disclosure Letter (the "Share Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Sale Shares and the subscription for and issue of the New Shares. In entering into the Share Purchase Documents, each party to this agreement acknowledges that it is not relying upon any pre-contractual statement which is not expressly set out in them.

18.2 Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in the Share Purchase Documents.

18.3 For the purposes of this clause "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this agreement.

19.  Notices

19.1 A notice under this agreement shall only be effective if it is in writing.

19.2 Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

     Party and title of individual      Address                                    Facsimile no.
     -----------------------------      -------                                    -------------
     Regus PLC                          3000 Hillswood Drive, Hillswood Business   01932 895 263
                                        Park, Chertsey, Surrey, KT16 0RS

     Attention: Company Secretary
     Regus Management Limited           3000 Hillswood Drive, Hillswood Business   01932 895 263
                                        Park, Chertsey, Surrey, KT16 0RS
     Attention: Company Secretary
     Regus (Holdings) UK  Limited       3000 Hillswood Drive, Hillswood Business   01932 895 263
                                        Park, Chertsey, Surrey KT16 0RS

     Rex 2002 Limited                   20 Bedfordbury , London WC2N 4BL           020 7240 9594

     with a copy to Martin Bolland at   20 Bedfordbury, London WC2N 4BL            020 7240 9594
     Alchemy Partners LLP

     Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

19.3 Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

     (A)  if delivered personally, on delivery;

     (B) if sent by first class post, two clear Business Days after the date of posting; and

     (C) if sent by facsimile, when despatched provided a confirmation of successful transmission is produced by the sending fax machine.

19.4 Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

20.  Announcements

     No announcement concerning the sale and purchase of the Sale Shares or the subscription for and issue of the New Shares or any other arrangement contained herein shall be made before, on or after Completion by any of the parties or any member of their Group without prior consultation with and the prior written approval of the Purchaser and RML, unless the announcement is required by law, the UK Listing Authority or any other regulatory authority or (in the case of the Purchaser) the announcement is to Alchemy Partners LLP, Alchemy Partners (Guernsey) Limited or members of the Alchemy Investment Plan, in which case no such consultation or approval shall be required.

21.  Costs and expenses

     Except as otherwise stated in any other provision of this agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Sale Shares and subscription for and issue of the New Shares and the preparation, execution and carrying into effect of this agreement and all other documents referred to in it.

22.  Counterparts

22.1 This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

22.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

23.  Invalidity

     If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

     (A) the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

     (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

24.  Contracts (Rights of Third Parties) Act 1999

24.1 Clause 7.7, clause 9(a), clause 9(b) and clause 12.3 are each intended to confer benefits on the persons referred to in them which are not parties to this agreement (each a "Third Party") and, subject to clause 24.2, are intended to be enforceable by each such Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999 (the "Act"). The parties to this agreement do not intend that any other term of this agreement should be enforceable by virtue of the Act by any person who is not a party to this agreement.

24.2 Notwithstanding clause 24.1 above:

     (a) no Third Party may enforce clause 7.7, clause 9(a), clause 9(b) or clause 12.3 (as the case may be) without the prior written consent of RML which may, if given, be given on and subject to such terms and conditions as RML may determine; and

     (b) this agreement may be rescinded or varied by the parties to it without the consent of any Third Party.

25.  Choice of Governing Law and Jurisdiction

     This agreement shall be governed by and construed in accordance with English law. Each of the parties hereto submits to the exclusive jurisdiction of the Courts of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement or any of the documents to be executed pursuant to this agreement.

CONFORMED COPY WITH MANUSCRIPT AMENDMENTS
-----------------------------------------

                             DATED 20 December 2002



                                    REGUS PLC

                                       and

                            REGUS MANAGEMENT LIMITED

                                       and

                           REGUS HOLDINGS (UK) LIMITED

                                       and

                                REX 2002 LIMITED



                          ---------------------------

                    SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

                          ---------------------------




                                Slaughter and May
                                 One Bunhill Row
                                 London EC1Y 8YY
                                    (AGR/TPB)

                                   CD031830044

                                    CONTENTS
                                    --------

                                                                            Page
                                                                            ----

1.   Definitions and Interpretation                                           1

2.   Sale and purchase of Sale Shares                                         9

3.   Subscription for and issue of the New Shares                            10

4.   Consideration                                                           10

5.   Purchaser's Management Appointees                                       12

6.   Completion                                                              12

7.   RML's Warranties                                                        15

8.   Purchaser's warranties                                                  16

9.   Guarantee Indemnity                                                     17

10.  RML Property Indemnities                                                17

11.  PLC Guarantee                                                           20

12.  Transfer of Franchise Agreements                                        21

13.  Effect of Completion                                                    21

14.  Remedies and waivers                                                    21

15.  Assignment                                                              22

16.  Satisfaction of Claims                                                  22

17.  Further assurance                                                       24

18.  Entire agreement                                                        25

19.  Notices                                                                 25

20.  Announcements                                                           26

21.  Costs and expenses                                                      26

22.  Counterparts                                                            27

23.  Invalidity                                                              27

24.  Contracts (Rights of Third Parties) Act 1999                            27

25.  Choice of Governing Law and Jurisdiction                                27